UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 2005

EMPIRE FINANCIAL HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

Florida	1-31292	56-3627212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2170 West State Road 434,

Suite 100

Longwood, FL 32779

(Address Of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code 407-774-1300

_____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:	Other Events.

On December 30, 2005, Empire Financial Holding Company (“Empire”) received notice from the American Stock Exchange that it had regained compliance with the American Stock Exchange’s continued listing requirements. In its quarterly report on Form 10-Q for the period ended September 30, 2005, Empire reported stockholders’ equity of $2,944,059. However, after giving effect to the following transactions subsequent to September 30, 2005, on a pro-forma basis as of that date, Empire’s stockholders’ equity had increased to $4,526,059, thus regaining compliance with the continued listing requirements of the American Stock Exchange.

Stockholders’ equity at September 30, 2005	$2,944,059
Sale of discount brokerage business, pursuant to transfer agreement dated as of November 21, 2005 (after deduction of estimated taxes)	$282,000
Sale at $2.50 per unit, pursuant to subscription and stock purchase agreement dated as of November 30, 2005, of 100,000 shares of common stock, 62,500 five-year warrants to purchase additional shares at 120% of the market price of Empires’ common stock on the day of execution of the agreement, and a 30-day option assignment from a third party to purchase 62,500 shares at $1.25 per share.	$250,000
Sale at $2.50 per unit, pursuant to subscription and stock purchase agreement dated as of November 30, 2005, of 20,000 shares of common stock, 12,500 five year warrants to purchase additional shares at 120% of the market price of Empires’ common stock on the day of execution of the agreement, and a 30-day option assignment from a third party to purchase 12,500 shares at $1.25 per share.	$50,000
Sale for $750,000, pursuant to stock purchase agreement dated December 9, 2005, of 10,000 shares of Series E Convertible Preferred Stock. The purchase price was paid through the transfer of marketable securities with an aggregate market value in excess of $813,000 at the close of business on December 8, 2005.	$750,000
Sale for $250,000, pursuant to stock purchase agreement dated December 15, 2005, of 3,333 shares of Series E Convertible Preferred Stock.	$250,000
Additions to equity since September 30, 2005	$1,582,000

Pro-forma stockholders’ equity	$4,526,059

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Empire Financial Holding Company

Dated: January 5, 2006	By:	/s/ Donald A. Wojnowski, Jr.
Donald A. Wojnowski, Jr.
President